(a)(1)(xvi)

AMENDMENT NO. 15 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Rescission of Designation of Series of Shares of Beneficial Interest

Effective: May 22, 2014

THIS AMENDMENT NO. 15 TO THE DECLARATION OF TRUST OF VOYA SEPARATE PORTFOLIOS TRUST (“VSPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects a resolution adopted by the Board of Trustees (the “Board”) of VSPT on May 22, 2014, with respect to ING Loan Fund (the “Loan Fund”) and ING Retirement Solution 2015 Fund  (the “Retirement Solution 2015 Fund”) (together, the “Funds”), each a series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Section 6(h), Article IX, Section 1, and Article X, Section 1 of VSPT’s Declaration of Trust.  This resolution serves to rescind the initial approval of the Funds, and the establishment and designation thereof, there being no shares of each such series outstanding at the time of their rescission.  The Board of VSPT had approved the creation of the Loan Fund and the Retirement Solution 2015 Fund at its March 8, 2012 and October 13, 2011 meetings, respectively.

VOYA SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Separate Portfolios Trust (“VSPT”), do hereby certify that the following is a true copy of a resolution duly adopted by the Board of Trustees of VSPT at a meeting held on May 22, 2014 with regard to the rescission of designation of two series of VSPT:

RESOLVED, that pursuant to Article III, Section 6(h), Article IX, Section 1, and Article X, Section 1of the Declaration of Trust dated March 2, 2007, as amended, of Voya Separate Portfolios Trust, the rescission of designation of ING Loan Fund and ING Retirement Solution 2015 Fund be, and hereby is, approved.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated: June 2, 2014